Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-217857 and 333-224494) and Form S-8 (Nos. 333-209972 and 333-211884) of Welbilt, Inc. of our report dated March 1, 2018, except for the effects of the restatement and revision discussed in Note 1 to the consolidated financial statements and Footnote 2 to the financial statement schedule, the effects of the restatement to the consolidating statement of cash flows discussed in Note 26, and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is November 19, 2018, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Certified Public Accountants
Tampa, Florida
November 19, 2018